UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

____________________________

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022 (October 6, 2022)

SEMTECH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

incorporation)

001-06395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road
Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Purchase Agreement

On October 6, 2022, Semtech Corporation (the “Company”) and the initial Subsidiary Guarantors (as defined below) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell $300 million aggregate principal amount of its 1.625% Convertible Senior Notes due 2027 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were initially issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, pursuant to the Purchase Agreement, the Company granted the Initial Purchasers an option to purchase, for settlement within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $37.5 million aggregate principal amount of Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the initial Subsidiary Guarantors and customary closing conditions. Under the terms of the Purchase Agreement, among other things, each of the Company and the Guarantors, jointly and severally, have agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Convertible Note Hedge Transactions

On October 6, 2022, in connection with the pricing of the Notes, the Company entered into privately negotiated convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with each of JPMorgan Chase Bank, National Association and Jefferies International Limited (collectively, the “Counterparties”). An affiliate of one of the Initial Purchasers under the Purchase Agreement is one of the Counterparties. On October 12, 2022, the Company used approximately $27.8 million of the net proceeds from the offering of the Notes to pay the cost of the Convertible Note Hedge Transactions (after such cost was partially offset by the proceeds to the Company from the sale of the Warrants (as described below)). The Convertible Note Hedge Transactions cover, subject to anti-dilution adjustments substantially similar to those in the Notes, approximately 8.0 million shares of the Company’s common stock (“Common Stock”), the same number of shares initially underlying the Notes. The Convertible Note Hedge Transactions will expire upon the maturity of the Notes.

The Convertible Note Hedge Transactions are expected generally to reduce the potential dilution to the Common Stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of the converted Notes, as the case may be, in the event that the market price per share of Common Stock, as measured under the terms of the Convertible Note Hedge Transactions, is greater than the strike price of the Convertible Note Hedge Transactions, which initially corresponds to the initial conversion price of the Notes, or approximately $37.27 per share of Common Stock.

The Convertible Note Hedge Transactions are separate transactions, entered into by the Company with each of the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Convertible Note Hedge Transactions.

The foregoing description of the Convertible Note Hedge Transactions is qualified in its entirety by reference to the form of the confirmation for the Convertible Note Hedge Transactions entered into with each of the Counterparties on October 6, 2022, which form is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Warrant Transactions

In addition, concurrently with entering into the Convertible Note Hedge Transactions, on October 6, 2022, the Company separately entered into privately negotiated warrant transactions whereby the Company sold to the

Counterparties warrants (the “Warrants”) to acquire, collectively, subject to anti-dilution adjustments, approximately 8.0 million shares of Common Stock at an initial strike price of $51.1525 per share. On October 12, 2022, the Company received aggregate proceeds of approximately $40.3 million from the sale of the Warrants to the Counterparties. The Warrants were sold in private placements to the Counterparties pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

If the market price per share of the Common Stock, as measured under the terms of the Warrants, exceeds the strike price of the Warrants, the Warrants could have a dilutive effect on the Common Stock, unless the Company elects, subject to certain conditions, to settle the Warrants in cash.

The Warrants are separate transactions, entered into by the Company with each of the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.

The foregoing description of the Warrants is qualified in its entirety by reference to the form of confirmation for the Warrants entered into with each of the Counterparties on October 6, 2022, which form is attached as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On October 12, 2022, the Company entered into an indenture (the “Indenture”) governing the terms of the Notes, by and among the Company, the Subsidiary Guarantors and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 1.625% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2023. The Notes will mature on November 1, 2027, unless earlier converted, redeemed or repurchased.

The initial conversion rate of the Notes is 26.8325 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $37.27 per share). The conversion rate will be subject to adjustment upon the occurrence of certain events specified in the Indenture but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) or if the Company delivers a Notice of Sale Price Redemption (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock as described in the Indenture for a holder who elects to convert its Notes in connection with such Make-Whole Fundamental Change or to convert its Notes called (or deemed called) for redemption in connection with such Notice of Sale Price Redemption, as the case may be.

Prior to the close of business on the business day immediately preceding July 1, 2027, the Notes will be convertible at the option of the holders thereof only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on January 29, 2023 (and only during such fiscal quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period in which, for each trading day of that period, the Trading Price (as defined in the Indenture), as determined following a request by a holder of Notes in accordance with the procedures described in the Indenture, per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called as provided in the Indenture) for redemption; or (4) upon the occurrence of specified corporate events described in the Indenture. On or after July 1, 2027 until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, holders of the Notes may convert all or a portion of their Notes, regardless of the foregoing conditions. Upon conversion, the Notes will be settled in cash up to the aggregate principal amount of the Notes to be converted, and in cash, shares of Common Stock or any combination thereof, at the Company’s option, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The sale of the Notes closed prior to consummation of the acquisition by the Company of Sierra Wireless, Inc. (the “Acquisition”). If the Acquisition has not closed as of the close of business on March 3, 2023, or if, before such time, the arrangement agreement (“Arrangement Agreement”) with respect to the Acquisition is terminated or the Company reasonably determines in good faith that the Acquisition will not be consummated, the Company may, at its option, redeem all (but not less than all) of the Notes on a redemption date on or prior to July 3, 2023 in cash at a redemption price equal to 101% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a premium, if any, based on the price of the Company’s common stock prior to the redemption date, as described in the Indenture.

Except as described in the preceding paragraph, the Company may not redeem the Notes prior to November 5, 2025. The Company may redeem for cash all or any portion of the Notes (subject to the limitation described below), at the Company’s option, on or after November 5, 2025 and before the 61st scheduled trading day immediately preceding the maturity date if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides the related notice of sale price redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Company redeems less than all the outstanding Notes, at least $75 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption notice date. No sinking fund is provided for the Notes.

Upon the occurrence of a Fundamental Change (as defined in the Indenture) prior to the maturity date of the Notes, holders of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness, including borrowings under the Company’s Credit Agreement (as defined below), to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes. The Notes will be jointly and severally and fully and unconditionally guaranteed by each of the Company’s current and future direct and indirect wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”) that guarantee its borrowings under its Second Amended & Restated Credit Agreement dated as of November 7, 2019 among the Company, as borrower, the subsidiaries of the Company party thereto as guarantors, the lenders from time to time party thereto, HSBC Bank USA, National Association, as administrative agent, swing line lender and L/C issuer, and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time (including its amendment and restatement in full in connection with the Acquisition) (the “Credit Agreement”).

The Indenture contains customary terms and covenants. If an event of default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes, may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company (and not involving solely one or more of the Company’s Significant Subsidiaries (as defined in the Indenture) or the Subsidiary Guarantors), 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable immediately. The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

•       the Company defaults in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

•       the Company defaults in the payment of principal on the Notes when due and payable at the stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

•       failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for five business days;

•       failure by the Company to issue (i) a Fundamental Change Company Notice (as defined in the Indenture) or a notice of a Make-Whole Fundamental Change, in either case when due and such failure continues for two business days, or (ii) notice of a specified corporate transaction when due and such failure continues for five business days;

•       failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

•       failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

•       default by the Company or any Significant Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•       certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary; and

•       except as permitted by the Indenture, any Subsidiary Guarantee (as defined in the Indenture) of a Subsidiary Guarantor that is a Significant Subsidiary, or Subsidiary Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or a Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, or any person acting on behalf of any such Subsidiary Guarantor or Subsidiary Guarantors, shall deny or disaffirm in writing its obligation under its Subsidiary Guarantee.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 1.625% Convertible Senior Notes due 2027, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Initial Purchasers under the Purchase Agreement and the Counterparties under the confirmations entered into in connection with the Convertible Note Hedge Transactions and the Warrants, or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business, including in connection with the Company’s Credit Agreement. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 with respect to the Purchase Agreement, the Notes, the Indenture and the Warrants is incorporated herein by reference.

The Company issued and sold the Notes to the Initial Purchasers and the Warrants to the Counterparties, in each case, in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Purchase Agreement also contemplated the resale of the Notes to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under and Section 4(a)(2) of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The Notes, the Warrants and the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have not been registered under the Securities Act, or any state securities laws, and the Notes, the Warrants and the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants may not be offered or sold in the United States absent registration or the availability of exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company does not intend to file a shelf registration statement for the resale of the Notes, the Warrants or the shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants. Initially, a maximum of 10,263,420 shares of the Company's common stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 34.2114 shares of common stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions. Initially, a maximum of 16,099,500 shares of the Company's common stock may be issued upon exercise of the Warrants, which is subject to adjustments pursuant to the terms of such Warrants.

Item 8.01	Other Events.

On October 7, 2022, the Company issued a press release announcing the upsize from the previously announced offering of $250 million aggregate principal amount of Notes and the pricing of the Notes. A copy of the press release is attached as Exhibit 99.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of October 12, 2022, among Semtech Corporation, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association.
4.2	Form of 1.625% Convertible Senior Note due 2027 (included in Exhibit 4.1).
99.1	Purchase Agreement, dated October 6, 2022, among Semtech Corporation, the subsidiary guarantors party thereto and J.P. Morgan Securities LLC as representative of the several initial purchasers named therein.
99.2	Form of Convertible Note Hedge Confirmation.
99.3	Form of Warrant Confirmation.
99.4	Press Release, dated October 7, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMTECH CORPORATION

Date: October 12, 2022	By:	/s/ Emeka N. Chukwu
	Name:	Emeka N. Chukwu
	Title:	Chief Financial Officer